Exhibit 99.(c)(2)

Neptune Presentation to the Independent Directors July 7, 2006 Confidential Presentation to:

Agenda Introduction Situation Analysis Valuation Considerations Next Steps 1

Introduction

Lehman Brothers’ Senior Team The senior members of the Lehman team dedicated to this project have extensive, direct relevant experience Introduction Bill Cohen Managing Director Co-Head of Global Media 15 Years Experience Select Transaction Highlights: $14 bn acquisition of Univision by Private Equity Consortium including $10 bn of financing $17 bn proposed Cablevision buy-out and Rainbow Spin $2 bn restructuring of Trader Publishing (Cox Enterprises) and purchase of 26% interest in Autotrader.com $3 bn sale of cable systems by Cox Communications to Cequel III $8 bn privatization of Cox Communications including $10 bn of bank financing and $3 bn of bonds $285 mm acquisition of Premier Retails Networks by Thomson Corporation $7 bn acquisition of DirecTV by News Corp. $2 bn bond offering for Comcast $1 bn bond offering for Liberty Media $200 mm common stock offering for Telewest $2 bn sale of Speedvision and Outdoor Life Networks to Fox Entertainment $600 mm convertible note offering for Liberty Media 9 Years Experience Select Transaction Highlights: $1 bn buy-in of Electric Lightwave by Citizens Communications $1 bn joint acquisition and division of NDCHealth by Wolters Kluwer $1 bn sale of AAT Communications to SBA Communications $47 bn all-cash acquisition of AT&T Wireless by Cingular $1 bn sale of wireless communications towers to American Tower by Vodafone $4 bn sale of SpectraSite to American Tower $5 bn leveraged buyout of Intelsat by Apollo, MDP, Apax & Permira €4 bn sale of its interest in E-plus to KPN by BellSouth $70 bn JV between BellSouth and SBC to create Cingular Wireless $3 bn sale of MediaOne’s interest in Telewest Communications to Microsoft $2 bn acquisition of Cellular Communications International by Olivetti Les Gorman Managing Director Media M&A 8 Years Experience Select Transaction Highlights: Sale of Kanoodle (pending) $500 mm sale of Famous Players by Viacom Sale of MusicNet, a company owned by Bertelsmann AG, EMI Music, Real Networks and Time Warner Providence Equity Partners’ acquisition of Survey Sampling Advisor to Quadrangle and Providence Equity Partners regarding their interest in DoubleClick Sale of Lycos to Daum Communications $8 bn privatization of Cox Communications Defense advisory for Harris Interactive $973 mm acquisition of 35% equity stake in Iusacell by Vodafone $125 mm common stock offering for Greenfield Online $75 mm IPO for Greenfield Online $6 bn IPO and common stock offerings for Google $70 mm common stock offering for Harris Interactive David Dorfman Senior Vice President Media Group 2

Situation Analysis

Executive Summary Situation Analysis Lehman Brothers is pleased to discuss Neptune’s current business plan, relationship with Venus and strategic alternatives Lehman Brothers is independent and has no conflicts of interest associated with this transaction Neptune – Venus relationship at a critical juncture with tension created by: Changes in consumer video consumption resulting from emerging video platforms and technologies Shift in traditional television broadcast advertising model Online audience measurement and ad effectiveness tracking becoming increasingly valuable Venus and Neptune relationship complicated by perpetual non-compete agreement outside of the U.S. Marketplace confusion regarding source of online measurement Requires constant management focus and independent committee oversight Significant marketplace revenue and cost synergies in Venus – Neptune combination In considering its strategic alternatives and tactics, Neptune’s Independent Directors should weigh the benefits and risks to Neptune’s shareholders from continued growth as a public company versus other strategic opportunities including a potential combination with Venus 3

Evaluating Neptune and Venus Relationship Evolving consumer video consumption behavior Decline in television and traditional off-line advertising Demand for combined on/off-line ratings provides opportunity for close coordination with Neptune Ability to provide own product in US, but may lead to marketplace confusion International non-compete Positioned to capitalize on growth in Internet advertising and video distribution However, unable to provide combined on/off-line measurement without Venus partnership “Right to measure” being challenged by Venus Rights to utilize Nova brand Source for NetView and @Plan panels (RDD) Shared ownership of one patent (agreement for 50/50 split of licensing revenues) Data center agreement Venus is Neptune’s largest shareholder 62% ownership Chairman and 5 of 9 directors Exit or deterioration of relationship could exert downward pressure on Neptune stock Online non-compete outside of US Data and small revenue sharing agreements in place Revenue from panel recruitment and other services Shared ownership of one patent (agreement for 50/50 split of licensing revenues) Neptune represents small investment in overall context of Venus, though important strategically $298 million investment vs. $11 billion Venus enterprise value (1) New sponsor consortium focused on cost cutting and maximizing returns Need to balance fiduciary obligations Neptune Venus The Venus relationship is multi-faceted and presents many different issues for consideration Situation Analysis Shareholder Market Position Operating Agreements Based on takeout price of €29.50 at $/€ exchange rate of 1.25. 4

Maximizing Value for Neptune Minority Shareholders Venus separation issues (i.e., use of Nova name, RDD recruitment, non-compete, etc.) Venus ability to block any transaction Business and execution risk Continued and increasing tension between Neptune and Venus possible May impact competitive position Ability of Venus to influence Neptune strategic decisions given Board control May forego additional growth and larger premium in the future Sponsor owners constrained by capital structure and return requirements Continued and increasing tension between Neptune and Venus likely No premium for shareholders Shareholders receive premium to current share price Shareholders benefit from additional growth in the business May achieve a larger premium with more defined market position and demonstrated track record of growth Venus may be able to afford a larger premium in the future Shareholders receive premium to current share price Avoids risk / uncertainty associated with business plan Resolves increasing tension / conflicts with Venus Potentially greater freedom and ability to pursue strategic alternatives as a standalone entity Shareholders benefit from joint product offerings by Neptune and Venus Sale to Third Party Future Sale to Venus Sale Today to Venus Remain Public / Independent Alternative Pros Cons Situation Analysis 5

Neptune Strategic Alternatives if Venus Combination is Desirable Significant share repurchase reduces float and increases Venus’ ownership without premium valuation Most direct approach to commencing active negotiations Resolves increasing tension / conflicts Weakens negotiating position by indicating willingness to sell Consider impact on legal process issues Attempt to induce Venus into negotiations without undermining Neptune negotiating leverage Potentially forgo attractive growth opportunities in cooperation with Venus Could weaken negotiating leverage if viewed as attempt to force a take-out Potential near-term negative business impact Perceived indifference could ultimately maximize negotiating leverage Potential that Venus could eventually approach Neptune Shareholders benefit from growth in the interim Expressions of receptivity could weaken position Continued, if not increasing, tension between Neptune and Venus likely Share repurchases Indicate a willingness to be acquired by Venus at a certain price Attempt to enforce non-compete and / or patent protections Take more aggressive stance in Venus discussion / negotiations All actions must be consistent with fiduciary duties and creation of long-term shareholder value Maintain current operating and strategic agreements Continue pursuit of joint business opportunities Consider discrete expressions of receptivity Potential Neptune Actions Considerations Situation Analysis Alternatives Other 6 Status Quo / Receptive to Offer Provoke Offer Take Action / Approach Venus

Actively participate in any potential discussions with Venus, protecting the interests of public investors Assist in any potential negotiations of any agreements or course of action with Venus and/or other parties Ensure integrity and discipline in the strategic review process, any discussions with Venus and strategic actions Provide recommendation to Special Committee based on assessment of situation Deliver opinions supported by Lehman Brothers’ rigorous internal review process Lehman Brothers’ Fairness Opinion Committee members average 20+ years of investment banking transaction experience Assist in defending and protecting Special Committee members in the event of litigation Thorough diligence of Neptune’s business Assess prospects and valuation of standalone business and potential combinations Perform rigorous public and private market valuation of Neptune Evaluate business rationale and implications of alternative terms and proposed transactions High-level due diligence of business issues to assist in decision making process, if necessary Assist the Special Committee in developing a strategic approach to achieve its objectives Outline and evaluate strategic alternatives and potential outcomes and implications Assess Neptune and market situation to assist in evaluation and proper recommendation Business Review Valuation Fairness Strategy Lehman Brothers’ Role Lehman Brothers will utilize its significant Special Committee advisory experience and industry knowledge to assist Neptune and its Independent directors in evaluating its alternatives and strategy Negotiation Situation Analysis Potential Future Responsibilities Current Responsibilities 7

Valuation Considerations

Valuation Considerations Public and private market valuations of Neptune, including the following analyses: Discounted Cash Flow Premiums Paid Liquidity and Balance Sheet Comparable Companies Comparable Transactions Synergies Valuation of Neptune NOL and Patents Historical trading pattern of Neptune common stock Venus’ ability to pay Research analysts’ target prices Overall structure of the transaction, including timing, terms and form of consideration Public (minority) shareholder issues Shareholder liquidity and float Strategic rationale and other expected benefits of the transaction Alternatives for Neptune and Venus Neptune’s growth prospects and industry dynamics Other specific issues required to be addressed by the Company View of third party acquirors or investors Research coverage Valuation of joint ventures and minority interests Lehman Brothers’ preparation of a valuation analysis for the Special Committee of Neptune would likely focus on the following areas, among others Financial Analysis Qualitative Issues Valuation Considerations 8

Neptune: Assessing Business Challenges, Opportunities & Synergies

Valuation Considerations

Business Opportunities

- Convergence
- Emerging partnerships
- Penetration of AdRelevance and MegaPanel
- Patent licensing / revenue

Business Challenges

- AOL and Yahoo! no longer buying Netview in the U.S. (but continue to use Neptune services in Europe)
- European challenges
- Competition / pricing pressure (ComScore)
- Balance investments required for long-term growth versus short-term public company expectations
- Potential for increased tension with Venus

Synergies with Venus

- Revenue / new product opportunities
- Public company expenses (finance, accounting, Sarbanes-Oxley, etc.)
- Functional redundancy (sales & marketing, R&D, engineering, infrastructure, etc.)
- Operational redundancy (data center)

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Neptune Historical Stock Price Trends 5-Year Trading History of Neptune Class A Common Stock Stock Price / Volume Distribution – Last 6 Months Stock Price / Volume Distribution – Last 1 Year 3/10/05: Announced Fourth Quarter and Year-End 2004 Financial Results (000’s) 10/14/04: Reported improvements to AdRelevance and NetView Services 6/14/06: Announced Expansion of Measurement Capabilities for Digital Audio and Video Content 12/22/03: Announced the acquisition of Redsheriff 5/7/02: Announced acq. of eRatings.com 5-Year Average 30-Day Average: $13.83 60-Day Average: $13.92 90-Day Average: $13.58 1-Year Average: $13.64 5-Year Average: $12.14 1-Year Average Valuation Considerations < $12 $12 - $14 $14 - $16 75% 10% 15% < $12 $12 - $14 $14 - $16 6% 70% 24% Float is based on basic shares outstanding less Venus’ holdings. As per company guidance, there are ~35.7 mm shares outstanding and Venus holds ~21.6 mm. 10 0% 20% 40% 60% 80% 100% 7/6/2001 1/24/2002 8/15/2002 3/6/2003 9/25/2003 4/14/2004 11/3/2004 5/25/2005 12/14/2005 7/5/2006 $0 $5 $10 $15 $20 $25 0 500 1,000 1,500 2,000 2,500 3,000 3,500 Price Volume Total Trading Volume 14 mm % of Float (1) 98% Total Trading Volume 23 mm % of Float (1) 165%

100% 80% 60% 40% 20% 0%

Neptune Shareholder Composition

Valuation Considerations

Neptune's largest shareholders continue to include several large hedge funds

- Lehman Brothers will continue to monitor Neptune's shareholder base with the upcoming release of 2Q holdings

Shareholder Composition and Activity

1Q06 Rank	Institution	3/31/06 Shares (mm)	% of Float [1]	Change in 1Q06	Change in 4Q05	Change in 3Q05	Change in 2Q05	3/31/05 Shares (mm)	1Q05 Rank
1	TCS Capital Management LLC	3.4	24%	-	-	-	0.5	2.8	1
2	Dimensional Fund Advisors, Inc.	1.6	12%	0.1	(0.1)	(0.1)	0.1	1.5	3
3	S.A.C. Capital Advisors LLC	1.6	11%	0.2	(0.3)	0.2	0.2	1.2	4
4	Amber Capital LP	1.0	7%	-	1.0	-	-	-	-
5	Engemann Asset Management	0.6	4%	0.4	0.2	-	-	-	-
6	Barclays Global Investors NA (CA)	0.5	4%	0.0	0.0	(0.0)	(0.1)	0.6	7
7	Vanguard Group, Inc.	0.3	2%	0.0	0.1	0.0	(0.0)	0.3	11
8	The Galleon Group	0.3	2%	(0.3)	(0.0)	(0.1)	0.5	0.2	13
9	Loomis, Sayles & Co. LP	0.2	2%	0.2	-	-	-	-	-
10	State Street Global Advisors	0.2	1%	0.0	0.0	0.0	(0.0)	0.2	15
11	CalPERS	0.1	1%	(0.0)	-	(0.0)	-	0.2	14
12	Doheny Asset Management LLC	0.1	1%	(0.4)	0.0	0.3	(0.0)	0.3	10
13	Kinetics Asset Management, Inc.	0.1	1%	-	(0.0)	-	-	0.1	17
14	Harris Associates LP	0.1	1%	0.1	-	-	-	-	-
15	Northern Trust Global Investments	0.1	1%	0.0	-	(0.0)	(0.0)	0.1	18
-	Transcosmos, Inc.[2]	-	0%	-	-	(1.8)	-	1.8	2
-	Fidelity Management & Research Co.	-	0%	-	(0.4)	(0.1)	(0.6)	1.1	5
-	Eagle Asset Management, Inc.	-	0%	(0.5)	(0.1)	0.1	(0.5)	1.0	6
16	Neuberger Berman LLC	0.1	1%	(0.0)	(0.0)	(0.2)	0.0	0.4	8
-	Sigma Capital Management LLC	-	0%	-	-	-	(0.3)	0.3	9
-	RiverSource Investments LLC	-	0%	-	(0.0)	(0.2)	0.0	0.2	12
	Top 15 Shareholders [2]	**10.3**	**73%**					**10.3**	

Note: Excludes Venus.
Source: FactSet.
1. *Float is based on basic shares outstanding less Venus' holdings. As per company guidance, there are ~35.7 mm shares outstanding and Venus holds ~21.6 mm.*
2. *Transcosmos is no longer reporting activity and may still hold 1.2 million shares (~6% of float).*
3. *Does not include Transcosmos, Inc.*

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Research Analysts' Views on Neptune

Valuation Considerations

Research Commentary

Firm/Analyst	Date	Rating	Comments
Stephens, Inc. *Kyle Evans*	5/4/2006	Equal - Weight	◆ "Neptune exceeded our expectations for 1Q 06, demonstrated solid leverage and raised guidance for the year." ◆ **"A rising gross margin has been the primary driver of leverage, and we expect continued improvement as Neptune's market research products gain traction."**
Stifel Nicolaus *Kit Spring*	5/4/2006	Buy	◆ "According to management, **Neptune has $5-6MM of third-party public-company expenses that could be eliminated upon going private**. The private equity buyers of Venus may be more focused on cash returns than existing management and will likely consider buying the remaining stake." ◆ "We often hear investor frustration about slow revenue growth for Neptune, but rarely hear praise regarding the low expense growth. **Neptune is well positioned to become a monopoly or the stronger party in a duopoly over the long term in Internet ratings given its current leadership position and ownership by Venus**"
Think Equity *John Tinker*	3/10/2006	Buy	◆ "With the completion of the $25M buyback program, Venus now owns 62% of Neptune, up from 59%. Venus has agreed to sell itself to a private equity group, but some shareholders appear to be unhappy. **Additional changes may follow as N (TV rating) and Neptune (Internet rating) are a strategic fit."** ◆ "In our valuation, we assumed that **if Venus consolidates Neptune, it should have a minimum annual savings of $3M** (less than management's estimate of the cost of being public of about $5M, which does not include the benefits of combining the sales force and cross-product selling)."
Natexis Bleichroeder *Alan S. Gould*	12/13/2005	NA	◆ **"A rule of thumb is that the media measurement business generates 1% of the underlying advertising market that it is measuring.** For example, N Media generates an estimated 1.2% of U.S. television advertising revenue. **We estimate that today the combined domestic revenue of Neptune and comScore is about 0.4% of domestic Internet advertising, implying substantial upside potential."** ◆ "Competitively, while Neptune benefits from the N Neptune name, discussions with agencies and web publishers have indicated that comScore is considered a fine substitute." ◆ "Although we are projecting double-digit growth, recent Neptune growth has not kept up with Internet advertising, partially due to the dominance of search, which does not necessarily require the demographic and other specialized information provided by panel-based measurement."

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Large Cap Internet The benchmark against which all Internet companies are compared Leaders in their respective sectors Provides “sanity” check for multiples valuation Multiple sectors share key characteristics with the Company Selecting Comparables Potential Comparables Shared Characteristics Sector Subscription based models lead to highly predictable results Preferred technologies with “light” software delivery to end users Deferred revenue and high gross margins On Demand Software Digital Marketing Complementary business – Internet ad dollar derivative Comparable steady state EBITDA margins Market Research (Offline) Complementary business – offline not online Used to establish floor valuation Market Research (Online) Market research as core competency Natural fit given businesses similarities Individual turmoil and executive turnover not shared by Neptune Valuation Considerations 13

Neptune Summary Financial Perspectives Valuation Considerations Historical Illustrative Projections (1) Case 1 Case 2 Based on preliminary Lehman Brothers’ estimates and not a result of due diligence. All valuation analyses will need to be performed in context of Neptune’s growth curves Case Assumptions (1) Case 1: ’06–’08 revenue CAGR of 15% 2008 EBITDA margin of 20% Case 2: ’06–’08 revenue CAGR of 20% 2008 EBITDA margin of 25% 14 2003 2004 2005 CAGR Revenue $41 $59 $68 28% % Growth 39% 43% 15% Gross Profit 21 36 45 47% % Growth 58% 73% 25% % Margin 51% 61% 67% EBITDA (14) (6) (1) NM % Growth NM NM % Margin NM NM NM 2006E 2007E 2008E CAGR Revenue $78 $93 $112 20% % Growth 14% 20% 20% Gross Profit 54 65 80 22% % Growth 18% 22% 22% % Margin 69% 70% 72% EBITDA 5 14 28 136% % Growth NM 179% 100% % Margin 6% 15% 25% 2006E 2007E 2008E CAGR Revenue $78 $89 $102 15% % Growth 14% 15% 15% Gross Profit 54 63 73 17% % Growth 18% 17% 17% % Margin 69% 70% 72% EBITDA 5 12 20 102% % Growth NM 132% 77% % Margin 6% 13% 20%

Preliminary Trading Comparables

As of July 5, 2006

Valuation Considerations

Valuation of Selected New Media Companies

Category / Company	Stock Price 7/5/2006	Equity Value	Firm Value	FV / Revenue 2006E	FV / Revenue 2007E	FV / Revenue 2008E	FV / Gr. Adj. 2006E Revenue	FV / EBITDA 2006E	FV / EBITDA 2007E	FV / EBITDA 2008E	FV / Gr. Adj. 2006E EBITDA
Neptune Illustrative Case 1	$13.83	$502	$333	4.3x	3.7x	3.2x	0.3x	66.6x	28.7x	16.2x	0.5x [1]
Neptune Illustrative Case 2	13.83	502	333	4.3x	3.6x	3.0x	0.2x	66.6x	23.9x	11.9x	0.3x [1]
On Demand Software											
Blackboard	$28.52	$791	$866	5.0x	3.8x	3.4x	0.2x	26.8x	13.9x	NA	0.3x
Concur Technologies	15.02	538	601	5.8x	4.7x	3.8x	0.2x	28.0x	20.4x	16.3x	0.8x
Omniture	7.60	384	329	NA	NA	NA	NA	NA	NA	NA	NA
RightNow	16.94	545	516	4.4x	3.2x	2.5x	0.1x	68.8x	27.2x	17.5x	0.4x
Salesforce.com	26.13	2,913	2,919	6.1x	4.4x	3.3x	0.2x	61.4x	32.1x	24.5x	0.7x
Ultimate Software Group	19.62	469	516	4.8x	4.0x	NA	0.2x	43.0x	25.9x	NA	0.7x
Unica	9.81	191	151	1.7x	1.4x	NA	0.1x	14.1x	9.4x	NA	0.3x
WebsideStory	11.77	233	247	3.7x	2.9x	NA	0.1x	21.7x	13.8x	NA	0.4x
			Mean	4.5x	3.5x	3.2x	0.2x	37.7x	20.4x	19.5x	0.5x
			Median	4.8x	3.8x	3.4x	0.2x	28.0x	20.4x	17.5x	0.4x
Digital Marketing											
24/7 Real Media	$8.41	$427	$402	2.0x	1.6x	1.4x	0.1x	20.9x	14.8x	12.0x	0.6x
aQuantive	24.88	2,048	1,777	4.4x	3.6x	2.9x	0.2x	16.6x	13.1x	10.4x	0.6x
Digitas	11.17	1,122	940	2.3x	1.9x	1.7x	0.1x	13.2x	10.6x	8.4x	0.5x
ValueClick	15.08	1,580	1,320	2.6x	2.2x	1.9x	0.1x	10.1x	8.2x	6.7x	0.5x
			Mean	2.8x	2.3x	2.0x	0.1x	15.2x	11.6x	9.4x	0.6x
			Median	2.4x	2.1x	1.8x	0.1x	14.9x	11.8x	9.4x	0.6x
Sub-Total											
			Mean	3.9x	3.1x	2.6x	0.2x	29.5x	17.2x	13.7x	0.5x
			Median	4.4x	3.2x	2.7x	0.1x	21.7x	13.9x	12.0x	0.5x

Note: Neptune multiples not adjusted for NOL
1. Based off of '07-'08 CAGR and 2008E FV / EBITDA multiple.

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Preliminary Trading Comparables (cont’d) Valuation of Selected New Media Companies As of July 5, 2006 Note: Neptune multiples not adjusted for NOL. 1. Based off of ’07-’08 CAGR and 2008E FV / EBITDA multiple. 2. Based off of ’06-’07 CAGR. 3. Based on takeout price of €29.50 at $/€ exchange rate of 1.25. Valuation Considerations 16 ($ in millions, except per share data) Category / Stock Price Equity Firm FV / Revenue FV / Gr. Adj. FV / EBITDA FV / Gr. Adj. Company 7/5/2006 Value Value 2006E 2007E 2008E 2006E Revenue 2006E 2007E 2008E 2006E EBITDA Neptune Illustrative Case 1 $13.83 $502 $333 4.3x 3.7x 3.2x 0.3x 66.6x 28.7x 16.2x 0.5x (1) Neptune Illustrative Case 2 13.83 502 333 4.3x 3.6x 3.0x 0.2x 66.6x 23.9x 11.9x 0.3x (1) Market Research (Online) Data Monitor $6.95 $527 $501 4.3x 4.0x 3.7x 0.6x 17.1x 14.7x 12.9x 1.1x Greenfield Online 7.59 194 174 1.9x 1.7x 1.6x 0.2x 9.7x 8.1x 7.5x 0.7x Harris Interactive 5.50 343 285 1.3x 1.2x 1.1x 0.2x 10.3x 11.3x 10.2x 17.0x Mean 2.5x 2.3x 2.1x 0.3x 12.4x 11.4x 10.2x 6.3x Median 1.9x 1.7x 1.6x 0.2x 10.3x 11.3x 10.2x 1.1x Online Leaders / Large Cap Internet Amazon.com $37.11 $15,649 $15,576 1.5x 1.3x 1.2x 0.1x 20.9x 16.9x 15.4x 1.3x eBay 28.36 40,541 36,974 6.3x 4.8x 4.0x 0.2x 17.1x 12.2x 10.5x 0.6x Google 421.46 131,172 120,320 17.2x 11.9x 8.7x 0.4x 27.5x 19.3x 13.9x 0.7x Yahoo! 32.47 48,565 34,479 7.2x 6.0x 4.9x 0.3x 17.4x 14.0x 11.3x 0.7x Mean 8.1x 6.0x 4.7x 0.3x 20.7x 15.6x 12.8x 0.8x Median 6.7x 5.4x 4.5x 0.3x 19.1x 15.5x 12.6x 0.7x Market Research (Offline) Arbitron $38.35 $1,163 $1,080 3.3x 3.0x 2.8x 0.4x 11.4x 11.7x 12.3x NM GFK 35.47 1,256 1,856 1.3x 1.2x 1.2x 0.2x 8.5x 7.6x 7.2x 1.0x Ipsos 34.63 1,173 1,412 1.3x 1.2x 1.1x 0.2x 11.2x 10.0x NA 0.9x (2) Thomson 38.37 24,882 28,834 3.2x 3.0x 2.8x 0.6x 11.3x 10.5x 9.8x 1.5x TNS 4.20 1,889 2,440 1.3x 1.2x 1.2x 0.3x 9.7x 9.0x 8.5x 1.4x VNU (takeout) 36.96 (3) 9,589 10,898 2.4x 2.3x 2.2x 0.5x 12.7x 11.1x 9.5x 0.8x Mean 2.1x 2.0x 1.9x 0.4x 10.8x 10.0x 9.5x 1.1x Median 1.8x 1.8x 1.7x 0.3x 11.3x 10.3x 9.5x 1.0x Sub-Total Mean 4.0x 3.3x 2.8x 0.3x 14.2x 12.0x 10.8x 2.3x Median 2.4x 2.3x 2.2x 0.3x 11.4x 11.3x 10.3x 0.9x Overall Mean 4.0x 3.2x 2.7x 0.2x 21.2x 14.4x 11.8x 1.5x Median 3.2x 2.9x 2.5x 0.2x 16.8x 12.6x 10.5x 0.7x

Minority Squeeze-Out Premiums Paid Premiums Paid Source: SDC and company filings. Note: Includes all completed and pending domestic transactions since 2001 where acquirer owns greater than 50% of target before transaction. Acquired equity value > $100 mm. 1. Transaction value represents equity value of the public shareholders' stake that the acquiror proposed to acquire. Does not include assumed liabilities. Valuation Considerations 17 ($ in millions) Premium Over Target's Average Price Transaction Date Transaction % Initial Final Final/ Announced Effective Target Name Acquiror Name Value (1) Sought 1-Day Prem. Bump 1 Day 30 Days 90 Days 180 Days 02/06/2006 05/17/2006 Lafarge North America Lafarge SA $3,018 47% 17% 14% 33% 44% 45% 39% 09/01/2005 11/09/2005 7-Eleven 7-Eleven Japan Co 1,301 23% 15% 15% 32% 21% 25% 39% 07/01/2005 10/28/2005 Tipperary Corp Santos Ltd 140 46% 19% 0% 19% 32% 63% 61% 03/07/2005 12/16/2005 Insight Communications S. Knafel, M. Willner, Carlyle 608 86% 11% 10% 21% 18% 27% 30% 02/21/2005 07/26/2005 Eon Labs Novartis 933 32% 10% 0% 10% 18% 22% 11% 01/27/2005 04/21/2005 Genencor International Inc Danisco A/S 184 16% 24% 0% 24% 20% 20% 23% 08/02/2004 12/08/2004 Cox Communications Cox Enterprises 8,390 38% 16% 9% 26% 23% 15% 9% 05/24/2004 03/01/2006 WFS Financial Inc Westcorp, Irvine, CA 310 16% 4% 0% 4% 6% 9% 12% 11/07/2003 05/27/2004 BarnesandNoble.com Barnes & Noble Inc 122 25% 11% 22% 36% 28% 30% 56% 06/02/2003 08/22/2003 Ribapharm, Inc ICN Pharmaceuticals, Inc 187 20% 10% 12% 23% 39% 30% 26% 07/26/2002 02/28/2003 International Specialty Prods Samuel J Heyman 138 20% 1% 3% 4% 23% 17% 18% 06/17/2002 08/05/2002 Fortress Group Inc Lennar Corp 112 27% 17% 0% 17% 21% 21% 45% 02/19/2002 04/11/2002 Travelocity.com Sabre Holdings Group 447 30% 20% 22% 46% 23% 32% 19% 10/10/2001 11/27/2001 TD Waterhouse Group Tornoto-Dominion Bank 403 11% 45% 6% 53% 36% 4% (11%) 10/01/2001 02/13/2002 NCH Corp Investor Group 122 46% 21% 11% 34% 23% 14% 10% 09/21/2001 11/07/2001 Prodigy Communications SBC Communications 467 58% 55% 21% 88% 23% 36% 65% 05/30/2001 09/06/2001 Bacou USA Inc Bacou SA 160 29% 22% 0% 22% 14% 11% 12% 05/23/2001 09/28/2001 Unigraphics Solutions Inc EDS Corp 208 14% 27% 20% 53% 77% 67% 71% 03/26/2001 08/21/2001 CSFB Direct CSFB 110 18% 60% 50% 140% 84% 55% 13% 02/15/2001 09/28/2001 Westfield America Inc Westfield America Trust 1,051 23% 12% 0% 12% 12% 18% 15% Mean 21% 11% 35% 29% 28% 28% Median 5% 9% 25% 23% 23% 21% Min 1% 0% 4% 6% 4% (11%) Max 60% 50% 140% 84% 67% 71%

Illustrative Purchase Price Ratio Analysis Valuation Considerations Illustrative Purchase Price Ratio Analysis Note: Assumes ~35.7 mm basic shares outstanding and ~2.6 mm options at a weighted average exercise price of $10.64 as per company guidance. Multiples not adjusted for NOLs. 18 ($ in millions, except share price) Illustrative Premium to Current Stock Price 0% 10% 20% 30% 40% Illustrative Price $13.83 $15.21 $16.60 $17.98 $19.36 Equity Value $502 $554 $607 $660 $713 Debt $0 $0 $0 $0 $0 Cash (170) (170) (170) (170) (170) Minority Interest 1 1 1 1 1 Enterprise Value $333 $386 $439 $492 $545 Neptune Case 1 Metric EV / Revenue 2006E $78 4.3x 5.0x 5.7x 6.3x 7.0x 2007E 89 3.7x 4.3x 4.9x 5.5x 6.1x 2008E 102 3.2x 3.8x 4.3x 4.8x 5.3x EV / EBITDA 2006E $5 67x 77x 88x 98x 109x 2007E 12 29x 33x 38x 42x 47x 2008E 20 16x 19x 21x 24x 27x Neptune Case 2 Metric EV / Revenue 2006E $78 4.3x 5.0x 5.7x 6.3x 7.0x 2007E 93 3.6x 4.1x 4.7x 5.3x 5.9x 2008E 112 3.0x 3.5x 3.9x 4.4x 4.9x EV / EBITDA 2006E $5 67x 77x 88x 98x 109x 2007E 14 24x 28x 31x 35x 39x 2008E 28 12x 14x 16x 18x 20x

Venus Illustrative Ability to Pay Venus ability to pay will initially be influenced by its capital structure Valuation Considerations Illustrative Ability to Pay Note: Multiples not adjusted for NOLs. As per company guidance, assumes ~35.7 mm basic shares outstanding and ~2.6 mm options at a weighted average exercise price of $10.64 of which Venus currently holds ~21.6 mm. 19 ($ in millions) Illustrative Price $13.83 $15.21 $16.60 $17.98 $19.36 Premium to Current Share Price 0% 10% 20% 30% 40% Total Consideration to Neptune Minority Shareholders $203 $226 $249 $272 $295 Less: Assumed Neptune Cash ($170) ($170) ($170) ($170) ($170) Net Consideration $33 $56 $79 $102 $125 Approximate Venus Leverage Multiple 8.0x 8.0x 8.0x 8.0x 8.0x Neptune LTM EBITDA (2006E) $5 $5 $5 $5 $5 Target New Debt $40 $40 $40 $40 $40 Excess Leverage Above Target NM $16 $39 $62 $85 Required Synergies at 8x Leverage NM $2 $5 $8 $11 Case 1 Neptune 2008E EBITDA Margin (including synergies) 20% 22% 25% 28% 30% Implied Acquisition Multiple (2008E Revenue) 3.2x 3.8x 4.3x 4.8x 5.3x Implied Acquisition Multiple (2008E EBITDA post-synergies) 16x 17x 17x 17x 17x Case 2 Neptune 2008E EBITDA Margin (including synergies) 25% 27% 29% 32% 35% Implied Acquisition Multiple (2008E Revenue) 3.0x 3.5x 3.9x 4.4x 4.9x Implied Acquisition Multiple (2008E EBITDA post-synergies) 12x 13x 13x 14x 14x

Next Steps

Process Overview Next Steps Special Committee Perspective Key Stages Respond to original transaction proposal through in-person presentation Will be scrutinized under entire fairness standard unless Venus makes offer directly to shareholders through non-coercive tender offer (subject to majority of minority) Make required public disclosures Iterative negotiation process Complete extensive due diligence Complete full valuation analysis based on due diligence Independent special committee of the Board created Special Committee’s duties include: Act with care and on an informed basis Act in good faith to protect shareholder interests without self interest Exercise business judgment Abide by entire fairness standard, if applicable Need to ensure substantive and procedural fairness “Listen-only” mode until completion of diligence Evaluate Transaction Proposal Due Diligence Negotiation If Venus makes an offer, the Special Committee would begin a three-stage process 20

Appendix

Execution team led by senior members of Lehman Brothers Global Media and M&A groups #2 ranked U.S. M&A advisor year-to-date Experienced execution team with expertise in complex M&A transactions Advised Cox Enterprises on largest going private transaction in the media sector to date Top Special Committee advisor, having advised on over 70 Special Committee related transactions representing nearly $100 billion in aggregate transaction volume since 1994 Free of conflicts Unblemished record as a special committee advisor Top capital markets franchise and industry leading risk arbitrage expertise #1 Fixed Income Sales, Trading and Research Franchise #2 in U.S. Equity Sales, #1 NYSE Listed Trading, and 2005 “U.S. Equity House of the Year” (IFR) Leading Media franchise with strong relationships with all key industry players Relevant experience in the Internet and marketing research sectors Extensive knowledge of Neptune Leading Special Committee Track Record Industry Knowledge Independent Capital Markets / Risk Arbitrage Expertise Lehman Brothers Special Committee Qualifications Recognized M&A Experience Experienced Transaction Execution Team 21

M&A Leadership Selected Recent Transactions with Lehman Brothers’ Leadership Pending has agreed to acquire $90 billion Financial Advisor to AT&T Pending Financial Advisor to Time Warner and Time Warner Cable and Comcast have agreed to a $17.6 billion joint acquisition of $5 billion redemption of Comcast interests in Time Warner Cable $8 billion exchange of cable assets $30 billion Source: Bloomberg as of 06/29/06. ($ in billions) 2006 Lead Financial Advisor to Dex Media has merged with 2005 has been acquired by $675 million Exclusive Financial Advisor to IGN Entertainment $9.8 billion Pending & have agreed to restructure their ownership interests in Exclusive Financial Advisor to Cox Enterprises U.S. M&A – 2006 Year-to-Date Lehman Brothers is a recognized leader in M&A 22 $298 $134 $171 $204 $234 $0 $50 $100 $150 $200 $250 $300 $350 Goldman Sachs Lehman Brothers Citigroup JP Morgan Morgan Stanley

Leading Special Committee Advisory Experience

Lehman has extensive experience advising Special Committees

Selected Recent Special Committee Sell-Side Advisory Transactions

Cablevision	• Acquisition of the outstanding publicly held interest in Cablevision by the Dolan family (withdrawn) • Acquisition of Voom by the Dolan family (withdrawn)
Teleglobe	• $6.9B sale of remaining shares of Teleglobe to BCE
Storage USA	• $1.6B sale of remaining shares of Storage USA to Security Capital
Electric Lightwave	• $1.2B sale of remaining shares of Electric Lightwave to Citizens Communications
John Q. Hammons	• $1.2B sale of remaining shares by John Q. Hammons to an Investor Group
FBRAIC	• $780M merger of FBRAIC with its advisor FBR
Westfield	• $720M sale of remaining shares of Westfield America to Westfield
Terra Lycos	• $588M privatization of Terra Lycos by Telefonica
YNPE	• $494 privatization of Sinopec by Beijing Yanhua
Hallwood Realty Partners, L.P.	• $457M merger of Hallwood Realty Partners with HRPT
Cole National	• $401M merger of Cole National and the Luxottica Group
CNL Hospitality Properties	• $297 merger of CLN Hospitality Properties with its advisor CNL Hospitality Corp.
UGS	• $225M sale of remaining shares of Unigraphics Solutions to EDS
Siliconix	• $191M sale of remaining shares of Siliconix to Vishay
ISP	• $135M sale of remaining shares of ISP to Samuel J. Heyman

Parent Advisory Transactions

Cox	• $8.4B acquisition of outstanding publicly held minority interest in Cox Communications by Cox Enterprises
William Lyon Homes	• $231M acquisition of outstanding publicly held minority interest in William Lyon Homes by Gen. William Lyon
Cendant	• $1.6B acquisition of outstanding publicly held minority interest in Avis by Cendant
Xcel Energy	• $462M acquisition of outstanding publicly held minority interest in NRG by Xcel Energy

Other Non-Merger Related Advisory Transactions

Sprint	• $25.1B recombination of Sprint's PCS shares into FON Shares
	• Served as expert witness in appraisal action in Delaware court in connection with going private transaction
Fox	• $6.6B acquisition of 34% of Hughes by Fox Entertainment from News Corp.
Charter	• $148M sale of certain assets from High Speed Access to Charter Communications

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Lehman Brothers’ Internet / New Media Franchise Success to Sales of Lycos $105 million Total Transaction Value $540 million has agreed to be acquired by $675 Million Exclusive Financial Advisor to IGN Entertainment, Inc. has agreed to merge with parent company has been acquired by ¥80 billion Private Placement of Convertible Bonds $52 million Common Stock PIPE Offering $23 million Common Stock PIPE Offering $40 million Acquisition of Pressplay with subsequent Common Stock PIPE Offering Total Transaction Value €2.1 billion Financial Advisor to Terra Exclusive Advisor to MusicNet Sole Arranger Sole Advisor has agreed to restructure Its U.S. Operations Including the sale of its subsidiary Exclusive Financial Advisor Financial Advisor Joint Bookrunner Strategic Advisor Senior Manager Sole Bookrunner $200 million Initial Public Offering Equity Investment by $4.3 billion Common Stock Offering $1.7 billion Initial Public Offering $125 million Common Stock Offering $75.0 million Initial Public Offering $170 million Initial Public Offering Sole Bookrunner $75 million Initial Public Offering Joint Lead Manager $760 million Has agreed to acquire Acted as Exclusive Advisor to IAC Sole Bookrunner $120 million Senior Convertible Offering $79 million Common Stock Offering CND$153 million has acquired Exclusive Advisor to Memberworks $102 million Initial Public Offering Joint Bookrunner Joint Lead Manager Sole Advisor to SBC and Cingular Joint Bookrunner $72 million Initial Public Offering $47 billion Has agreed to acquire $945 million Common Stock Offering $293 million Common Stock Offering Joint Lead Manager $105 million Common Stock Offering Sole Underwriter Large cap and mid cap Internet / new media focus Acted as Exclusive Advisor to Providence Equity Has agreed to acquire 24 2005 2005 2005 2005 2005 / 2004 / 2003 2005 Mandated Mandated 2005 2005 2005 / 2004 2004 2006 2005 2004 2004 2004 2004 / 2003 2005 2004 2005 2004 2004

Comparable Operating Metrics Operating Metrics of Selected New Media Companies Note: No research estimates for Omniture. 1. Growth rates are for ’06-’07 for the On Demand Software group. They are not included in the Total mean and median. 25 Category / Rev CAGR EBITDA EBITDA Margin Gross Margin Company '06-'08 (1) CAGR '06-'08 (1) 2006E 2007E 2008E 2006E 2007E 2008E Neptune Illustrative Case 1 15% 33% 6% 13% 20% 69% 70% 72% Neptune Illustrative Case 2 20% 41% 6% 15% 25% 69% 70% 72% On Demand Software Blackboard 31% 93% 19% 27% NA 72% 73% 74% Concur Technologies 24% 37% 21% 23% 23% 62% 64% NA RightNow 37% NM 6% 12% 14% 74% 75% 75% Salesforce.com 41% 91% 10% 14% 13% 78% 79% 80% Ultimate Software Group 20% 66% 11% 15% NA 59% 60% NA Unica 21% 51% 12% 15% NA 82% 83% NA WebsideStory 28% 57% 17% 21% NA 67% 60% NA Mean 29% 66% 14% 18% 17% 70% 71% 76% Median 28% 61% 12% 15% 14% 72% 73% 75% Digital Marketing 24/7 Real Media 22% 32% 10% 11% 11% 37% 36% 36% aQuantive 22% 26% 26% 27% 28% 86% 85% 86% Digitas 16% 25% 17% 18% 20% 43% 43% 43% ValueClick 18% 22% 26% 27% 28% 71% 67% 67% Mean 20% 27% 20% 21% 22% 59% 58% 58% Median 20% 26% 22% 23% 24% 57% 55% 55% Sub-Total Mean 20% 27% 20% 21% 22% 59% 58% 58% Median 20% 26% 22% 23% 24% 57% 55% 55%

Comparable Operating Metrics (cont'd)

Operating Metrics of Selected New Media Companies

Category / Company	Rev CAGR '06-'08 [1]	EBITDA CAGR '06-'08 [1]	EBITDA Margin 2006E	EBITDA Margin 2007E	EBITDA Margin 2008E	Gross Margin 2006E	Gross Margin 2007E	Gross Margin 2008E
Neptune Illustrative Case 1	15%	33%	6%	13%	20%	69%	70%	72%
Neptune Illustrative Case 2	20%	41%	6%	15%	25%	69%	70%	72%
Market Research (Online)								
Data Monitor	7%	15%	25%	27%	29%	NA	NA	NA
Greenfield Online	9%	14%	19%	20%	21%	71%	70%	69%
Harris Interactive	7%	1%	12%	11%	11%	52%	53%	53%
Mean	7%	10%	19%	19%	20%	61%	61%	61%
Median	7%	14%	19%	20%	21%	61%	61%	61%
Online Leaders / Large Cap Internet								
Amazon.com	14%	16%	7%	8%	8%	24%	24%	24%
eBay	25%	28%	37%	39%	38%	81%	81%	82%
Google	41%	40%	62%	62%	62%	88%	88%	87%
Yahoo!	21%	24%	42%	43%	44%	84%	84%	84%
Mean	25%	27%	37%	38%	38%	69%	69%	69%
Median	23%	26%	39%	41%	41%	82%	83%	83%
Market Research (Offline)								
Arbitron	8%	(4%)	29%	26%	23%	61%	58%	55%
GFK	6%	9%	15%	16%	16%	32%	32%	33%
Ipsos	8%	13% [2]	12%	12%	NA	NA	NA	NA
Thomson	6%	7%	28%	29%	29%	NA	NA	NA
TNS	5%	7%	13%	14%	14%	66%	66%	66%
VNU	5%	15%	19%	21%	23%	NA	NA	NA
Mean	6%	8%	19%	19%	21%	53%	52%	51%
Median	6%	8%	17%	18%	23%	61%	58%	55%
Sub-Total								
Mean	13%	14%	25%	25%	26%	62%	62%	61%
Median	8%	14%	19%	21%	23%	66%	66%	66%
Overall								
Mean	14%	17%	23%	24%	25%	61%	61%	60%
Median	9%	15%	19%	21%	23%	66%	66%	66%

1. *Growth rates are for '06-'07 for the On Demand Software group. They are not included in the Total mean and median*
2. *Ipsos EBITDA CAGR is for '06-'07.*

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